Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2021 (except for the effect of the restatement disclosed in Notes 1 and 17, as to which the date is May 13, 2021) with respect to the consolidated financial statements of Utz Brands, Inc. included in the Annual Report on Form 10-K for the year ended January 3, 2021, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

September 3, 2021